Execution Copy
Exhibit 2.1
FIRST AMENDMENT TO THE
STOCK PURCHASE AGREEMENT
     First Amendment to the Stock Purchase Agreement (this “First Amendment”), dated as of March 31, 2006, by and between Phelps Dodge Corporation, a New York corporation (the “Seller”), and International Wire Group, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement (as defined below).
W I T N E S S E T H :
     WHEREAS, the parties hereto are party to the Stock Purchase Agreement, dated as of March 4, 2006, by and between the Seller and the Purchaser, including its Exhibits and Schedules (the “Stock Purchase Agreement”); and
     WHEREAS, the parties desire to amend the Stock Purchase Agreement in the manner set forth below.
     NOW, THEREFORE, in consideration of the foregoing premises and respective agreements made herein and of the mutual benefits to be derived therefrom, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.     Copper Inventory Price.
     (a)     The first sentence of Section 1.5(b) is hereby amended (A) by deleting the words “After the close of business on the Business Day immediately preceding the Closing Date” and inserting the words “On the first day after the Closing Date”, (B) by deleting the text “(i)” and (C) by deleting the words “and (ii)” and inserting the words “, and on the first Business Day after such inventory is taken, the Seller shall”.
     (b)     The third sentence of Section 1.5(b) is hereby amended by deleting the words “the Closing” and inserting the words “the Seller’s delivery to the Purchaser of the Seller’s certificate setting forth such calculations”.
2.      Transfer of Japanese Subsidiary.
     (a)     Section 4.12 is hereby amended by adding the following at the conclusion of the first sentence: “; provided that, notwithstanding anything to the contrary, the Seller shall cause the Services Agreement between the Company and

Masami Koyama, dated as of January 31, 2003, to be assigned to, and assumed by, an Affiliate of the Seller.”
          3.     Post-Closing Access. The first sentence of Section 9.7 is hereby amended by replacing both instances of the word “Company” with “Company Group”.
          4.     Schedule 2.14. Schedule 2.14 is hereby amended by replacing the text in the first entry under the column “Extended Statute of Limitations” with the following: “For tax years ended 12-31-00, 12-31-01 and 12-31-02 to 6-30-07”.
          5.     Effect of Amendment. Except as specifically provided herein, the Stock Purchase Agreement is in all respects ratified and confirmed. All of the terms, conditions and provisions of the Stock Purchase Agreement as hereby amended shall be and remain in full force and effect.
          6.     Entire Agreement. This First Amendment, together with the unaltered portions of the Stock Purchase Agreement, Schedules and Exhibits thereto and the Ancillary Agreements, when executed and delivered, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof.
          7.     Governing Law. This First Amendment shall be construed, performed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.
          8.     Counterparts. This First Amendment may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

PHELPS DODGE CORPORATION
By:	/s/ Kalidas V. Madhavpeddi
	Name:	Kalidas V. Madhavpeddi
	Title:	Senior Vice President – Asia

INTERNATIONAL WIRE GROUP, INC.
By:	/s/ Rodney D. Kent
	Name:	Rodney D. Kent
	Title:	Chief Executive Officer

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